FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2012 RESULTS;
ANNOUNCES 30% INCREASE IN QUARTERLY DIVIDEND TO $0.35 PER SHARE

CRANBURY, New Jersey – (October 31, 2012) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the third quarter 2012.

Third Quarter Results

•	Net sales for the third quarter 2012 were $211 million, a 5% increase over third quarter 2011.

•
Specialty Phosphates third quarter 2012 sales of $186 million increased 4% compared to third quarter 2011 on higher prices, moderate organic growth in US/Canada and the impact of acquired businesses that offset lower volumes in Mexico compared to strong results in 2011.

•
GTSP & Other sales at $25 million for the 2012 third quarter were $3 million above the year ago level on lower market prices but higher volumes. The segment recorded an operating loss of $0.5 million, down $5 million versus the prior year period.

•
Diluted EPS for the third quarter 2012 was $0.74 compared to $0.84 for the third quarter 2011. Giving effect to the previously disclosed adjustments for the year ago results, third quarter 2011 diluted EPS would have been $0.92.

Randy Gress, CEO of Innophos, commented on the results, “We continued to make very good progress on our strategic objectives. We completed our second acquisition in the attractive bioactive minerals space and we also completed construction on our new China food blend facility. We recorded improved results in our US/Canada Specialty Phosphates business and both of our recent bioactive mineral ingredients acquisitions, Kelatron and AMT Labs, continued to perform well. Mexico Specialty Phosphates fell short of a very strong prior year quarter, but nevertheless, recorded good progress against its strategic objectives including further strengthening its capability in more differentiated food and beverage end markets.

Mr. Gress concluded, “Although the broader economic environment and global market conditions continue to limit our near-term expectations, I remain highly confident in the strength of our earnings and cashflow generation and in our prospects for future growth. Our capital allocation priorities continue to be investing to support organic growth, strengthening our product portfolio and market position through complementary, bolt-on acquisitions and improving cash returns to shareholders. We have made significant progress on all fronts over the last 12 months, and I am pleased to be able to announce today that our Board of Directors has approved a 30% increase in our quarterly dividend to $0.35 per share effective with the fourth quarter payment. This increase, our third in less than two years, means we have more than doubled our dividend since 2010.”

Segment Results - third quarter 2012 versus third quarter 2011

Specialty Phosphates

Specialty Phosphates sales revenue was up 4% year over year with prices up 5% but volumes down 1%, including a 3% volume benefit from the Kelatron and AMT acquisitions. Positive organic US/Canada volume growth was outweighed by Mexico declines.

Operating income at $25 million was $3 million below the year ago period and $4 million lower sequentially, with US/Canada increases offset by Mexico declines and a $1.5 million impact from acquisition accounting and acquisition related expenses in the quarter. Operating income margin at 14% decreased 130 basis points sequentially, as a result of lower margins in Mexico and acquisition related expenses, and was 240 basis points below the 2011 third quarter.

US/Canada

US/Canada Specialty Phosphates sales increased 11% year-over-year with 4% coming from higher prices. Volumes increased 7% compared to the 2011 period, including a 4% benefit from the Kelatron and AMT acquisitions.

Operating income at $23 million was $1 million above the year ago period and $2 million higher sequentially. Operating income margin at 16% was up 180 basis points sequentially but down 60 basis points compared to the year ago level.

Mexico

Mexico Specialty Phosphates sales were 15% below third quarter 2011 levels on 7% higher prices but 22% lower volumes.

Operating income was $2 million for the current quarter, down $6 million sequentially and $5 million from year ago levels. Both volumes and operating margins were affected by a number of factors specific to the quarter, including weather related disruption and operating inefficiencies early in the quarter followed by the planned maintenance outages which began later in the quarter as we previously announced. The third quarter maintenance work was completed according to schedule; however, as is typical in a maintenance period, there was limited ability for the business to catch up on production to offset the preceding disruptions noted above. Operating income margin was therefore significantly lower at 6% for the quarter, although year to date margin at 12% remained above the year ago level.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) increased 12% from year ago levels on higher volumes but lower market prices.

The combination of lower phosphate fertilizer market prices and relatively high market raw material costs meant this segment continued to operate at approximately the break-even level, with the operating inefficiencies and scheduled outage effects resulting in an overall operating loss of $0.5 million, down $5 million from third quarter 2011 levels.

Recent Trends and Outlook

Market conditions for Specialty Phosphates are expected to continue at a similar level through the 2012 fourth quarter with demand expected to be similar or marginally below year ago levels. Management expects the US/Canada Specialty Phosphates business to continue achieving moderate organic year over year volume growth despite challenging external conditions, although on a sequential basis, volumes in the fourth quarter are typically 1-2% lower than the third quarter. Mexico Specialty Phosphates is expected to complete its subsequent planned maintenance outage activities during the fourth quarter according to schedule. Although the business is expected to restore fourth quarter volumes to the prior run rate, the ongoing maintenance program will limit the ability of the business to fully compensate for the shortfall in the third quarter.

Specialty Phosphates selling prices were 5% higher in the 2012 third quarter versus the same period last year, and the business is targeting further selling price increases in response to ongoing high levels for market raw material prices with a modest sequential benefit anticipated for the fourth quarter.

Maintenance spending, primarily for scheduled outages in the US and Mexico, along with mining activities to support the evaluation of our mining concessions in Mexico, were in line with the $2 million expected, but more weighted towards maintenance. A similar level of expense is expected for the fourth quarter in these areas. Overall, therefore, management expects Specialty Phosphates operating performance in the 2012 fourth quarter to be broadly similar to the third quarter as improved Mexico Specialty Phosphate performance offsets the typical US/Canada seasonal volume decline. GTSP & Other operating performance is also expected to continue at approximately a break-even level through the fourth quarter.

Net debt increased by $17 million in the 2012 third quarter to $80 million resulting primarily from the $27 million acquisition of AMT and $7 million for the Company’s previously announced stock repurchase program.

Capital Expenditures
Capital expenditures were $6 million in the 2012 third quarter and management now expects to spend approximately $25 million for all of 2012. As previously reported, the reduced expectation for capital expenditures is attributable to delays in some projects stemming from changes in engineering specifications. Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Ingredients facilities, expanding geographically, including the investment in China, and enhancing Mexico’s capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy.

Hurricane Sandy

No manufacturing or distribution centers have been affected directly by Hurricane Sandy. However, the company's R&D and corporate headquarters in Cranbury, NJ has been without power since the storm passed on October 29, 2012 with no date for bringing that facility back to full service known at this time. The Company has implemented contingency plans and currently is not expecting the storm’s effect on fourth quarter earnings to be material.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other mineral ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.

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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com         212-850-5600

Conference Call Details

The conference call is scheduled for Thursday, November 1, 2012 at 10:00 am ET and can be accessed by dialing 888-206-4065 (U.S.) or 630-827-5974 (international) and entering passcode 33605879. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on November 1 and 1:00 pm ET on November 15, 2012. The replay is accessible by dialing 888-843-7419 (U.S.) or 630-652-3042 (international) and entering passcode 6861213#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	September 30,	September 30,
	2012	2011

Net sales	$211,188	$202,102
Cost of goods sold	168,409	152,872
Gross profit	42,779	49,230
Operating expenses:
Selling, general and administrative	17,417	15,343
Research & development expenses	776	762
Total operating expenses	18,193	16,105
Operating income	24,586	33,125
Interest expense, net	1,314	1,502
Foreign exchange (gain) loss	(1,800)	1,459
Income before income taxes	25,072	30,164
Provision for income taxes	8,366	11,307
Net income	$16,706	$18,857

Diluted Earnings Per Share	$0.74	$0.84

Diluted weighted average common shares outstanding:	22,500,262	22,557,661
Dividends paid per share of common stock	$0.27	$0.25
Dividends declared per share of common stock	---	$0.25

Segment Reporting – Third Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	September 30,	September 30,	Net Sales
	2012	2011	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$144,664	$130,850	10.6%
Specialty Phosphates Mexico	41,222	48,601	-15.2%
Total Specialty Phosphates	185,886	179,451	3.6%
GTSP & Other	25,302	22,651	11.7%
Total	$211,188	$202,102	4.5%

Segment Operating Income
Specialty Phosphates US & Canada	$22,759	$21,331
Specialty Phosphates Mexico	2,369	7,143
Total Specialty Phosphates	25,128	28,474
GTSP & Other (a)	(542)	4,651
Total	$24,586	$33,125

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	15.7%	16.3%
Specialty Phosphates Mexico	5.7%	14.7%
Total Specialty Phosphates	13.5%	15.9%
GTSP & Other (a)	-2.1%	20.5%
Total	11.6%	16.4%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$5,732	$4,864
Specialty Phosphates Mexico	3,670	4,909
Total Specialty Phosphates	9,402	9,773
GTSP & Other	1,160	1,753
Total	$10,562	$11,526

(a) The three months ended September 30, 2011 include expense of $0.3 million for expected future claims regarding Mexican water duties

Price / Volume – Third Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended September 30, 2012 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	3.9%	6.7%	10.6%
Specialty Phosphates Mexico	6.5%	-21.7%	-15.2%
Total Specialty Phosphates	4.6%	-1.0%	3.6%
GTSP & Other	-16.4%	28.1%	11.7%
Total	2.3%	2.2%	4.5%

Note: Includes Kelatron/AMT benefit of 4.4% in Specialty Phosphates US & Canada
Volume/Mix and 3.3% in Total Specialty Phosphates Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	4.6%	0.2%	4.8%
Food & Technical Grade PPA	11.5%	0.5%	12.0%
STPP & Detergent Grade PPA	-4.4%	-9.5%	-13.9%

Note: Includes Kelatron/AMT benefit of 4.7% in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine months ended	Nine months ended
	September 30,	September 30,
	2012	2011
Cash flows from operating activities
Net income	$60,798	$65,572
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	32,118	32,443
Amortization of deferred financing charges	428	461
Deferred income tax (benefit) provision	(1,545)	6,378
Deferred profit sharing	-	395
Share-based compensation	3,319	5,122
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	11,278	(10,870)
Decrease (increase) in inventories	17,508	(34,747)
(Increase) decrease in other current assets	(3,138)	9,503
Increase (decrease) in accounts payable	2,844	(443)
(Decrease) increase in other current liabilities	(18,933)	4,731
Changes in other long-term assets and liabilities	(3,884)	(3,111)
Net cash provided from operating activities	100,793	75,434
Cash flows from investing activities:
Capital expenditures	(15,997)	(27,247)
Investment in AMT	(27,093)	-
Net cash used for investing activities	(43,090)	(27,247)
Cash flows used for financing activities:
Proceeds from exercise of stock options	381	484
Long-term debt borrowings	15,000	-
Long-term debt repayments	(50,000)	(8,000)
Excess tax benefits from exercise of stock options	2,681	2,487
Common stock repurchases	(7,255)	(6,156)
Dividends paid	(17,181)	(14,517)
Net cash used for financing activities	(56,374)	(25,702)
Net change in cash	1,329	22,485
Cash and cash equivalents at beginning of period	35,242	63,706
Cash and cash equivalents at end of period	$36,571	$86,191

Summary Balance Sheets

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$36,571	$35,242
Accounts receivable - trade	93,984	104,421
Inventories	154,240	169,728
Other current assets	78,493	75,316
Total current assets	363,288	384,707
Property, plant and equipment, net	185,876	187,421
Goodwill, intangibles and other assets, net	128,116	114,887
Total assets	$677,280	$687,015
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,000
Accounts payable, trade and other	35,861	32,640
Other current liabilities	48,508	71,609
Total current liabilities	88,369	108,249
Long-term debt	113,000	148,000
Other long-term liabilities	36,866	37,558
Total liabilities	238,235	293,807
Total stockholders’ equity	439,045	393,208
Total liabilities and stockholders’ equity	$677,280	$687,015

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.